Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into and effective as of this 13th day of March, 2015, by and between CoCrystal Pharma, Inc., a Delaware corporation (the “Company”), and Jeff Meckler (hereinafter, the “Executive”).

W I T N E S S E T H:

WHEREAS, the Board of Directors of the Company desires to assure the Company of the Executive’s employment as the Interim Chief Executive Officer of the Company and to compensate him therefor;

WHEREAS, the Board has determined that this Agreement will reinforce and encourage the Executive’s attention and dedication to the Company; and

WHEREAS, the Executive is willing to make his services available to the Company and on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and the Executive hereby agree as follows:

1.           Definitions.  When used in this Agreement, the following terms shall have the following meanings:

(a)           “Accrued Obligations” means:

(i)           all accrued but unpaid Base Salary through the end of the Term of Employment;

(ii)           any unpaid or unreimbursed expenses incurred in accordance with Company policy, including amounts due under Section 5(a) hereof, to the extent incurred during the Term of Employment;

(iii)           any accrued but unpaid benefits provided under the Company’s employee benefit plans, subject to and in accordance with the terms of those plans; and

(iv)           rights to indemnification by virtue of the Executive’s position as an officer or director of the Company or its subsidiaries and the benefits under any directors’ and officers’ liability insurance policy maintained by the Company, in accordance with its terms thereof.

(b)            “Base Salary” means the salary provided for in Section 4(a) hereof.

(c)           “Board” means the Board of Directors of the Company.

(d)           “Bonus” means any bonus payable to the Executive pursuant to Section 4(b) hereof.

(e)           “Cause” means:

(i)           a conviction of the Executive, or a plea of nolo contendere, to a felony involving moral turpitude; or

(ii)           willful misconduct or gross negligence by the Executive resulting, in either case, in material economic harm to the Company of any of Related Entities; or

(iii)           a willful continued failure by the Executive to carry out the reasonable and lawful directions of the Board; or

(iv)           fraud, embezzlement, theft or dishonesty of a material nature by the Executive against the Company or any Related Entity, or a willful material violation by the Executive of a policy or procedure of the Company or any Related Entity, resulting, in any case, in material economic harm to the Company or any Related Entity; or

(v)           a willful material breach by the Executive of this Agreement.

(g)           “Code” means the Internal Revenue Code of 1986, as amended.

(h)           “Commencement Date” means March 23, 2015.

(i)           “Common Stock” means the common stock of the Company, par value $0.001 per share.

(j)           “Company Transaction” shall have the meaning set forth under the Stock Option Plan.

(k)           “Competitive Activity” means an activity that is in direct competition with the Company in any of the States within the United States, or countries within the world, in which the Company or any of its Related Entities conducts business with respect to a business in which the Company or any of its Related Entities  engaged while the Executive was employed by the Company or any of its Related Entities

(l)           “Confidential Information” means all trade secrets and information disclosed to the Executive or known by the Executive as a consequence of or through the unique position of his employment with the Company or any Related Entity (including information conceived, originated, discovered or developed by the Executive and information acquired by the Company or any Related Entity from others) prior to or after the date hereof, and not generally or publicly known (other than as a result of unauthorized disclosure by the Executive), about the Company or any Related Entity or its business. Confidential Information includes, but is not limited to, inventions, ideas, designs, computer programs,  formulas, algorithms, trade secrets, works of authorship, developmental or experimental work, processes, techniques, improvements, methods of manufacturing, know-how, data, financial information and forecasts, product plans, marketing plans and strategies,  contractual obligations and terms thereof, data, documentation and other information, in whatever form disclosed, relating to the Company or any Related Entity, including, but not limited to, financial statements, financial projections, business plans, listings and contractual obligations and terms thereof, components of intellectual property, unique designs, methods of manufacturing or other technology of the Company or any Related Entity.

(m)              “Disability” means the Executive’s inability, or failure, to perform the essential functions of his position, with or without reasonable accommodation, by reason of any medically determinable physical or mental impairment.

(n)              “Related Entity” means any subsidiary, and any business, corporation, partnership, limited liability company or other entity designated by Board in which the Company or a subsidiary holds a substantial ownership interest, directly or indirectly.

(o)              “Restricted Period” shall be the Term of Employment and the six (6) month period immediately following termination of the Term of Employment.

(p)              “Stock Option Plan” means the Company’s 2007 Equity Incentive Plan, as amended from time to time, and any successor plan thereto.

(q)              “Term of Employment” means the period during which the Executive shall be employed by the Company pursuant to the terms of this Agreement.

(r)              “Termination Date” means the date on which the Term of Employment ends.

2.           Employment.

(a)           Employment and Term.  The Company hereby agrees to employ the Executive and the Executive hereby agrees to serve the Company during the Term of Employment on the terms and conditions set forth herein.

(b)           Duties of Executive.  During the Term of Employment, the Executive shall be employed and serve as the Interim Chief Executive Officer of the Company, and shall have such duties typically associated with such title, including, without limitation, supervising operations and management of the Company and its subsidiaries with a focus on the Company achieving its strategic objectives and increasing shareholder value. The Executive shall faithfully and diligently perform all services as may be assigned to him by the Board, and shall exercise such power and authority as may from time to time be delegated to him by the Board.  The Executive shall devote his full business time, attention and efforts to the performance of his duties under this Agreement, render such services to the best of his ability, and use his reasonable best efforts to promote the interests of the Company.  The Executive shall not engage in any other business or occupation during the Term of Employment, including, without limitation, any activity that (i) conflicts with the interests of the Company or its subsidiaries, (ii) interferes with the proper and efficient performance of his duties for the Company, or (iii) interferes with the exercise of his judgment in the Company’s best interests.  Notwithstanding the foregoing or any other provision of this Agreement, it shall not be a breach or violation of this Agreement for the Executive to (x) serve on corporate, civic or charitable boards or committees, (y) deliver lectures, fulfill speaking engagements or teach at educational institutions, or (z) manage personal investments, so long as such activities do not significantly interfere with or significantly detract from the performance of the Executive’s responsibilities to the Company in accordance with this Agreement.

3.           Term.

(a)           Initial Term.

  The initial Term of Employment under this Agreement, and the employment of the Executive hereunder, shall commence on the Commencement Date and shall expire on the six month anniversary of the Commencement Date, unless sooner terminated in accordance with Section 6 hereof (the “Initial Term”).

(b)           Renewal Terms.  At the end of the Initial Term, the Term of Employment may continue (subject to earlier termination as provided in Section 6 hereof) upon terms and conditions mutually agreed upon by the Company and the Executive prior to the Termination Date.

4.           Compensation.

(a)           Base Salary.  The Executive shall receive a Base Salary at the monthly rate of $20,000 during the Term of Employment, with such Base Salary payable in installments consistent with the Company’s normal payroll schedule, subject to applicable withholding and other taxes.

(b)           Bonuses. During the Initial Term, the Board, in its sole and absolute discretion, may pay to the Executive a bonus of up to $100,000 based on satisfaction of performance criteria to be established by the Board.  The Executive shall receive such bonus, if any, as the Board may in its sole and absolute discretion determine.

5.           Expense Reimbursement and Other Benefits.

(a)           Reimbursement of Expenses. Upon the submission of proper substantiation by the Executive, and subject to such rules and guidelines as the Company may from time to time adopt with respect to the reimbursement of expenses of executive personnel, the Company shall reimburse the Executive for all reasonable expenses actually paid or incurred by the Executive during the Term of Employment in the course of and pursuant to the business of the Company.  The Executive shall account to the Company in writing for all expenses for which reimbursement is sought and shall supply to the Company copies of all relevant invoices, receipts or other evidence reasonably requested by the Company.  Any travel and commuting expenses that are taxable to the Executive and are eligible for reimbursement, shall include a tax gross-up to cover any applicable taxes.

(b)           Compensation/Benefit Programs.  During the Term of Employment, the Executive shall be entitled to participate in all medical, dental, hospitalization, accidental death and dismemberment, disability, travel and life insurance plans, and any and all other plans as are presently and hereinafter offered by the Company to its personnel, including savings, pension, profit-sharing and deferred compensation plans, subject to the general eligibility and participation provisions set forth in such plans.  Notwithstanding the foregoing, during the Term of Employment, the Executive may elect to not participate in the Company’s health and welfare plans and the Executive will be eligible to receive a cash payment equal to the Company’s cost of providing such benefits to the Executive under the Company’s health and welfare plans, plus a tax gross-up amount to cover any applicable taxes, payable in monthly installments consistent with the Company’s normal payroll schedule.

(c)           Working Facilities.  During the Term of Employment, the Company shall furnish the Executive with an office, secretarial help and such other facilities and services suitable to his position and adequate for the performance of his duties hereunder.  The principal place of Executive’s employment shall be at the Company’s facilities in Tucker, Georgia; provided that, the Executive may be required to travel on Company business during the Term of Employment to Miami, Florida and the Company’s facilities in Bothell, Washington.  For the sake of clarity, nothing in this Agreement shall limit the ability of the Executive to work from his home in New York, New York from time to time, so long as such working location does not interfere with the proper and efficient performance of the Executive’s duties for the Company.

(d)           Stock Options. Effective as of the Commencement Date, the Company shall grant to the Executive options to purchase up to 1.75 million shares of the Company’s Common Stock, at an exercise price of per share equal to the fair market value of such Common Stock, as determined by the Board, at the time of grant (the “Stock Options”), subject to the terms and conditions set forth in the Stock Option Agreement attached as Exhibit A hereto and made a part hereof, and the provisions of the Stock Option Plan.  One-sixth of the Stock Options shall vest on each of the one month anniversaries of the Commencement Date immediately following the Commencement Date, subject to Executive’s continued employment through the applicable vesting date and acceleration of vesting upon termination of the Term of Employment hereunder as provided in Section 6 hereof.

(e)            Other Benefits.  The Executive shall be entitled to two weeks of paid vacation during the Initial Term, to be taken at such times as the Executive and the Company shall mutually determine and provided that no vacation time shall significantly interfere with the duties required to be rendered by the Executive hereunder.  The Executive shall receive such additional benefits, if any, as the Board shall from time to time determine.

6.           Termination.

(a)           General.  The Term of Employment shall terminate upon the earliest to occur of (i) the Executive’s death, (ii) a termination by the Company by reason of the Executive’s Disability, (iii) a termination by the Company with or without Cause, or (iv) a termination by the Executive for any reason.  Upon any termination of the Term of Employment for any reason, except as may otherwise be requested by the Company in writing and agreed upon in writing by Executive, the Executive shall resign from any and all directorships, committee memberships or any other positions Executive holds with the Company or any of its subsidiaries.

(b)           Termination Other Than By Company Without Cause.  The Term of Employment is terminable by either party “at will”, for any reason or for no reason by written notice of not less than twenty (20) days prior to the effective date of such termination.  In the event that the Term of Employment is terminated by either party for any reason or no reason, other than a termination of the Term of Employment by the Company without Cause under Section 6(c) below, Executive shall be entitled only to the Accrued Obligations.

(c)           Termination Without Cause and Company Transaction.  The Company may terminate the Term of Employment at any time without Cause, by written notice to the Executive not less than twenty (20) days prior to the effective date of such termination.  In the event of a Company Transaction during the Initial Term or if the Term of Employment is terminated by the Company without Cause (other than due to the Executive’s death or Disability) during the Initial Term, the Executive shall be entitled to:

(i)           The Accrued Obligations, payable as and when those amounts would have been payable had the Term of Employment not ended;

(ii)            Any unpaid Base Salary, payable as and when those amounts would have been payable had the Initial Term not ended; and

(iii)            Vesting, immediately prior to such termination, in any Stock Options that have not previously vested.

(d)           Termination Upon Termination Date.  In the event that Executive’s employment with the Company terminates upon the expiration of the Term of Employment, the Executive shall be entitled to only the Accrued Obligations.

(e)           Release.  Any payments and benefits due to Executive under this Article 6 (other than the Accrued Obligations) shall be conditioned upon Executive’s execution of a general release of claims in the form attached hereto as Exhibit B (subject to such modifications as the Company reasonably may request) that becomes irrevocable within 30 days of the Termination Date.  If the foregoing release is executed and delivered and no longer subject to revocation as provided in the preceding sentence, then such payments or benefits shall be made or commence upon the thirtieth (30) day following the  Termination Date.  The first such cash payment shall include payment of all amounts that otherwise would have been due prior thereto under the terms of this Agreement had such payments commenced immediately upon the Termination Date, and any payments made thereafter shall continue as provided herein.  The delayed benefits shall in any event expire at the time such benefits would have expired had such benefits commenced immediately following the Termination Date.

(f)           Cooperation.  Following the Term of Employment, the Executive shall give his assistance and cooperation willingly, upon reasonable advance notice with due consideration for his other business or personal commitments, in any matter relating to his position with the Company, or his expertise or experience as the Company may reasonably request, including his attendance and truthful testimony where deemed appropriate by the Company, with respect to any investigation or the Company’s defense or prosecution of any existing or future claims or litigations or other proceedings relating to matters in which he was involved or potentially had knowledge by virtue of his employment with the Company.  In no event shall his cooperation materially interfere with his services for a subsequent employer or other similar service recipient.  To the extent permitted by law, the Company agrees that (i) it shall promptly reimburse the Executive for his reasonable and documented expenses in connection with his rendering assistance and/or cooperation under this Section 6(f) upon his presentation of documentation for such expenses and (ii) the Executive shall be reasonably compensated for any continued material services as required under this Section 6(f).

(g)           Return of Company Property.  Following the Termination Date, the Executive or his personal representative shall return all Company property in his possession, including but not limited to all computer equipment (hardware and software), telephones, facsimile machines, palm pilots and other communication devices, credit cards, office keys, security access cards, badges, identification cards and all copies (including drafts) of any documentation or information (however stored) relating to the business of the Company, its customers and clients or its prospective customers and clients (provided that the Executive may retain a copy the addresses contained in his rolodex, phone, PDA or similar device).

(h)           Compliance with Section 409A.

(i)           General. It is the intention of both the Company and the Executive that the benefits and rights to which the Executive could be entitled pursuant to this Agreement comply with Section 409A of the Code and the Treasury Regulations and other guidance promulgated or issued thereunder (“Section 409A”), to the extent that the requirements of Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention.  If the Executive or the Company believes, at any time, that any such benefit or right that is subject to Section 409A does not so comply, it shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Section 409A (with the most limited possible economic effect on the Executive and on the Company).

(ii)           Distributions on Account of Separation from Service.  If and to the extent required to comply with Section 409A, no payment or benefit required to be paid under this Agreement on account of termination of the Executive’s employment shall be made unless and until the Executive incurs a “separation from service” within the meaning of Section 409A.

(iii)           6 Month Delay for Specified Employees.

(A)           If the Executive is a “specified employee”, then no payment or benefit that is payable on account of the Executive’s “separation from service”, as that term is defined for purposes of Section 409A, shall be made before the date that is six months after the Executive’s “separation from service” (or, if earlier, the date of the Executive’s death) if and to the extent that such payment or benefit constitutes deferred compensation (or may be nonqualified deferred compensation) under Section 409A and such deferral is required to comply with the requirements of Section 409A.  Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.

(B)           For purposes of this provision, the Executive shall be considered to be a “specified employee” if, at the time of his or her separation from service, the Executive is a “key employee”, within the meaning of Section 416(i) of the Code, of the Company (or any person or entity with whom the Company would be considered a single employer under Section 414(b) or Section 414(c) of the Code) any stock in which is publicly traded on an established securities market or otherwise.

(iv)           No Acceleration of Payments.  Neither the Company nor the Executive, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this Agreement, and no amount that is subject to Section 409A shall be paid prior to the earliest date on which it may be paid without violating Section 409A.

(v)           Treatment of Each Installment as a Separate Payment. For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which the Executive is entitled under this Agreement shall be treated as a separate payment.  In addition, to the extent permissible under Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(vi)           Taxable Reimbursements and In-Kind Benefits.

(A)           Any reimbursements by the Company to the Executive of any eligible expenses under this Agreement that are not excludable from the Executive’s income for Federal income tax purposes (the “Taxable Reimbursements”) shall be made as soon as practicable, but in no event later than the last day of the taxable year of the Executive following the year in which the expense was incurred.

(B)           The amount of any Taxable Reimbursements, and the value of any in-kind benefits to be provided to the Executive, during any taxable year of the Executive shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of the Executive.

(C)           The right to Taxable Reimbursement, or in-kind benefits, shall not be subject to liquidation or exchange for another benefit.

(vii)           Tax Gross-Ups.  Payment of any tax reimbursements under this Agreement must be made by no later than the end of the taxable year of the Executive following the taxable year of the Executive in which the Executive remits the related taxes.

(viii)           No Guaranty of 409A Compliance.  Notwithstanding the foregoing, the Company does not make any representation to the Executive that the payments or benefits provided under this Agreement are exempt from, or satisfy, the requirements of Section 409A, and the Company shall have no liability or other obligation to indemnify or hold harmless the Executive or any beneficiary of the Executive for any tax, additional tax, interest or penalties that the Executive or any beneficiary of the Executive may incur in the event that any provision of this Agreement, or any amendment or modification thereof, or any other action taken with respect thereto, is deemed to violate any of the requirements of Section 409A.

7.           Restrictive Covenants.

(a)           Non-competition.  At all times during the Restricted Period, the Executive shall not, directly or indirectly (whether as a principal, agent, partner, employee, officer, investor, owner, consultant, board member, security holder, creditor or otherwise), engage in any Competitive Activity, or have any direct or indirect interest in any sole proprietorship, corporation, company, partnership, association, venture or business or any other person or entity that directly or indirectly (whether as a principal, agent, partner, employee, officer, investor, owner, consultant, board member, security holder, creditor, or otherwise) engages in a Competitive Activity; provided that the foregoing shall not apply to the Executive’s ownership of Common Stock of the Company or the acquisition by the Executive, solely as an investment, of securities of any issuer that is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, and that are listed or admitted for trading on any United States national securities exchange or that are quoted on the Nasdaq Stock Market, or any similar system or automated dissemination of quotations of securities prices in common use, so long as the Executive does not control, acquire a controlling interest in or become a member of a group which exercises direct or indirect control of, more than five] percent (5%) of any class of capital stock of such corporation.; and, provided, however, that the Executive may be employed by or otherwise associated with a business or entity of which a subsidiary, division, segment, unit, etc. is in material direct competition with the Company but as to which such subsidiary, division, segment, unit, etc. the Executive has no direct or indirect responsibilities or involvement and provided that the Executive does not breach any of the covenants this Section 7 below.

(b)           Nonsolicitation of Employees.  At all times during the Restricted Period, the Executive shall not, directly or indirectly, for himself or for any other person, firm, corporation, partnership, association or other entity employ or attempt to employ or enter into any contractual arrangement with any employee, consultant or independent contractor performing services for the Company, or any Related Entity, unless such employee, consultant or independent contractor, has not been employed or engaged by the Company for a period in excess of six (6) months.

(c)           Confidential Information.  The Executive shall not at any time divulge, communicate, use to the detriment of the Company or any Related Entity or for the benefit of any other person or persons, or misuse in any way, any Confidential Information pertaining to the business of the Company.  Any Confidential Information or data now or hereafter acquired by the Executive with respect to the business of the Company or any Related Entity (which shall include, but not be limited to, information concerning the Company’s or any Related Entity’s financial condition, prospects, technology, customers, suppliers, sources of leads and methods of doing business) shall be deemed a valuable, special and unique asset of the Company and its Related Entities that is received by the Executive in confidence and as a fiduciary, and the Executive shall remain a fiduciary to the Company and its Related Entities with respect to all of such information. Notwithstanding the foregoing, nothing herein shall be deemed to restrict the Executive from disclosing Confidential Information as required to perform his duties under this Agreement or to the extent required by law.  If any person or authority makes a demand on the Executive purporting to legally compel him to divulge any Confidential Information, the Executive immediately shall give notice of the demand to the Company so that the Company may first assess whether to challenge the demand prior to the Executive’s divulging of such Confidential Information.  The Executive shall not divulge such Confidential Information until the Company either has concluded not to challenge the demand, or has exhausted its challenge, including appeals, if any.  Upon request by the Company, the Executive shall deliver promptly to the Company upon termination of his services for the Company, or at any time thereafter as the Company may request, all memoranda, notes, records, reports, manuals, drawings, designs, computer files in any media and other documents (and all copies thereof) containing such Confidential Information.

(d)           Ownership of Developments.  All processes, concepts, techniques, inventions and works of authorship, including new contributions, improvements, formats, packages, programs, systems, formulations, compositions of matter, manufactured, developments, applications and discoveries, and all copyrights, patents, trade secrets, or other intellectual property rights associated therewith conceived, invented, made, developed or created by the Executive during the Term of Employment either during the course of performing work for the Company or its Related Entities, or their clients, or which are related in any manner to the business (commercial or experimental) of the Company or its Related Entities or their clients (collectively, the “Work Product”) shall belong exclusively to the Company and its Related Entities and shall, to the extent possible, be considered a work made by the Executive for hire for the Company and its Related Entities within the meaning of Title 17 of the United States Code.  To the extent the Work Product may not be considered work made by the Executive for hire for the Company and its Related Entities, the Executive agrees to assign, and automatically assign at the time of creation of the Work Product, without any requirement of further consideration, any right, title, or interest the Executive may have in such Work Product.  Upon the request of the Company, the Executive shall take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment. The Executive shall further: (i) promptly disclose the Work Product to the Company; (ii) assign to the Company or its assignee, without additional compensation, all patent or other rights to such Work Product for the United States and foreign countries; (iii) sign all papers necessary to carry out the foregoing; and (iv) give testimony in support of his inventions, all at the sole cost and expense of the Company.]

(e)           Acknowledgment by Executive. The Executive acknowledges and confirms that the restrictive covenants contained in this Section 7 (including without limitation the length of the term of the provisions of this Section 7) are reasonably necessary to protect the legitimate business interests of the Company and its Related Entities, and are not overbroad, overlong, or unfair and are not the result of overreaching, duress or coercion of any kind. The Executive further acknowledges and confirms that the compensation payable to the Executive under this Agreement is in consideration for the duties and obligations of the Executive hereunder, including the restrictive covenants contained in this Section 7, and that such compensation is sufficient, fair and reasonable.  The Executive further acknowledges and confirms that his full, uninhibited and faithful observance of each of the covenants contained in this Section 7 will not cause him any undue hardship, financial or otherwise, and that enforcement of each of the covenants contained herein will not impair his ability to obtain employment commensurate with his abilities and on terms fully acceptable to him or otherwise to obtain income required for the comfortable support of him and his family and the satisfaction of the needs of his creditors.  The Executive acknowledges and confirms that his special knowledge of the business of the Company and its Related Entities is such as would cause the Company and its Related Entities serious injury or loss if he were to use such ability and knowledge to the benefit of a competitor or were to compete with the Company or its Related Entities in violation of the terms of this Section 7. The Executive further acknowledges that the restrictions contained in this Section 7 are intended to be, and shall be, for the benefit of and shall be enforceable by, the Company’s successors and assigns.  The Executive expressly agrees that upon any breach or violation of the provisions of this Section 7, the Company shall be entitled, as a matter of right, in addition to any other rights or remedies it may have, to (i) temporary and/or permanent injunctive relief in any court of competent jurisdiction as described in Section 7(g) hereof, and (ii) such damages as are provided at law or in equity. The existence of any claim or cause of action against the Company or its Related Entities, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement of the restrictions contained in this Section 7.

(f)           Reformation by Court.  In the event that a court of competent jurisdiction shall determine that any provision of this Article 7 is invalid or more restrictive than permitted under the governing law of such jurisdiction, then only as to enforcement of this Article 7 within the jurisdiction of such court, such provision shall be interpreted or reformed and enforced as if it provided for the maximum restriction permitted under such governing law.

(g)           Extension of Time.  If the Executive shall be in violation of any provision of this Section 7, then each time limitation set forth in this Section 7 shall be extended for a period of time equal to the period of time during which such violation or violations occur.  If the Company or any Related Entity seeks injunctive relief from such violation in any court, then the covenants set forth in this Section 7 shall be extended for a period of time equal to the pendency of such proceeding including all appeals by the Executive.

(h)           Injunction.  It is recognized and hereby acknowledged by the parties hereto that a breach by the Executive of any of the covenants contained in Section 7 of this Agreement will cause irreparable harm and damage to the Company, and its Related Entities, the monetary amount of which may be virtually impossible to ascertain.  As a result, the Executive recognizes and hereby acknowledges that the Company and its Related Entities shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in Section 7 of this Agreement by the Executive or any of his affiliates, associates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies the Company may possess.

8.           Representations and Warranties of Executive.  The Executive represents and warrants to the Company that:

(a)           The Executive’s employment will not conflict with or result in his breach of any agreement to which he is a party or otherwise may be bound;

(b)           The Executive has not violated, and in connection with his employment with the Company will not violate, any non-solicitation, non-competition or other similar covenant or agreement of a prior employer by which he is or may be bound; and

(c)           In connection with Executive’s employment with the Company, he will not use any confidential or proprietary information that he may have obtained in connection with employment with any prior employer.

9.           Taxes.  Anything in this Agreement to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Executive or his estate or beneficiaries shall be subject to the withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.  In lieu of withholding such amounts, in whole or in part, the Company may, in its sole discretion, accept other provisions for payment of taxes and withholding as required by law, provided it is satisfied that all requirements of law affecting its responsibilities to withhold have been satisfied.

10.           Assignment.  The Company shall have the right to assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any corporation or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets, if in any such case said corporation or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder.  The Executive may not assign or transfer this Agreement or any rights or obligations hereunder, except by will or the laws of descent and distribution, or as required to comply with the terms of a qualified domestic relations order.

11.           Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to principles of conflict of laws.

12.           Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and, upon its effectiveness, shall supersede all prior agreements, understandings and arrangements, both oral and written, between the Executive and the Company (or any of its affiliates) with respect to such subject matter.  This Agreement may not be modified in any way unless by a written instrument signed by both the Company and the Executive.

13.           Survival.  The respective rights and obligations of the parties hereunder shall survive any termination of the Executive’s employment hereunder, including without limitation, the Company’s obligations under Section 6 and the Executive’s obligations under Section 7 above, and the expiration of the Term of Employment, to the extent necessary to the intended preservation of such rights and obligations.

14.           Notices.  All notices required or permitted to be given hereunder shall be in writing and shall be personally delivered by courier, sent by registered or certified mail, return receipt requested or sent by confirmed facsimile transmission addressed as set forth herein.  Notices personally delivered, sent by facsimile or sent by overnight courier shall be deemed given on the date of delivery and notices mailed in accordance with the foregoing shall be deemed given upon the earlier of receipt by the addressee, as evidenced by the return receipt thereof, or three (3) days after deposit in the U.S. mail.  Notice shall be sent (i) if to the Company, addressed to Cocrystal Pharma, Inc., 19805 N. Creek Parkway, Bothell, WA  98011, Attention: Gary Wilcox, and (ii) if to the Executive, to his address as reflected on the payroll records of the Company, or to such other address as either party shall request by notice to the other in accordance with this provision.

15.           Benefits; Binding Effect.  This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where permitted and applicable, assigns, including, without limitation, any successor to the Company, whether by merger, consolidation, sale of stock, sale of assets or otherwise.

16.           Right to Consult with Counsel; No Drafting Party.  The Executive acknowledges having read and considered all of the provisions of this Agreement carefully, and having had the opportunity to consult with counsel of his own choosing, and, given this, the Executive agrees that the obligations created hereby are not unreasonable.  The Executive acknowledges that he has had an opportunity to negotiate any and all of these provisions and no rule of construction shall be used that would interpret any provision in favor of or against a party on the basis of who drafted the Agreement.

17.           Severability.  The invalidity of any one or more of the words, phrases, sentences, clauses, provisions, sections or articles contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses, provisions, sections or articles contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, provisions or provisions,  section or sections or article or articles had not been inserted.  If such invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area which would cure such invalidity.

18.           Waivers.  The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

19.           Damages; Attorneys Fees.  Nothing contained herein shall be construed to prevent the Company or the Executive from seeking and recovering from the other damages sustained by either or both of them as a result of its or his breach of any term or provision of this Agreement. In the event that either party hereto seeks to collect any damages resulting from, or the injunction of any action constituting, a breach of any of the terms or provisions of this Agreement, then the party found to be at fault shall pay all reasonable costs and attorneys’ fees of the other.

20.           Waiver of Jury Trial.  The Executive hereby knowingly, voluntarily and intentionally waives any right that the Executive may have to a trial by jury in respect of any litigation based hereon, or arising out of, under or in connection with this Agreement and any agreement, document or instrument contemplated to be executed in connection herewith, or any course of conduct, course of dealing statements (whether verbal or written) or actions of any party hereto.

21.           Section Headings.  The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

22.           No Third Party Beneficiary.  Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the Company, the parties hereto and their respective heirs, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

23.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument and agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

COMPANY:

CoCrystal Pharma, Inc.

By: /s/ Gary Wilcox
Name: Gary Wilcox
Title: Chief Executive Officer

EXECUTIVE:

/s/ Jeff Meckler

Jeff Meckler

EXHIBIT A
FORM OF STOCK OPTION AGREEMENT

COCRYSTAL DISCOVERY, INC.
2007 EQUITY INCENTIVE PLAN, AS AMENDED
NON-QUALIFIED STOCK OPTION AGREEMENT
FOR
JEFFREY MECKLER

Agreement

1.           Grant of Option. CoCrystal Discovery, Inc. (the “Company”) hereby grants, as of [                             ] (“Date of Grant”), to Jeffery Meckler (the “Optionee”) an option (the “Option”) to purchase up to 1,750,000 shares of the Company’s Common Stock, $0.0001 par value per share (the “Shares”), at an exercise price per share equal to $[         ] (the “Exercise Price”).  The Option shall be subject to the terms and conditions set forth herein.  The Option is being granted pursuant to the Company’s 2007 Equity Incentive Plan (the “Plan”), which is incorporated herein for all purposes.  The Option is a Nonqualified Stock Option, and not an Incentive Stock Option.  The Optionee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all of the terms and conditions hereof and thereof and all applicable laws and regulations.

2.           Definitions.  Unless otherwise provided herein, terms used herein that are defined in the Plan and not defined herein shall have the meanings attributed thereto in the Plan.

3.           Exercise Schedule.  Except as otherwise provided in Sections 6 or 9 of this Agreement, or in the Plan, the Option is exercisable in installments as provided below, which shall be cumulative. To the extent that the Option has become exercisable with respect to a percentage of Shares as provided below, the Option may thereafter be exercised by the Optionee, in whole or in part, at any time or from time to time prior to the expiration of the Option as provided herein. The following table indicates each date (the “Vesting Date”) upon which the Optionee shall be entitled to exercise the Option with respect to the percentage of Shares granted as indicated beside the date, provided that the continuous service of the Optionee with the Company or a Related Company continues through and on the applicable Vesting Date:

Percentage of Shares	Vesting Date
1/6 1/6 1/6 1/6 1/6 1/6	[ ], 2015 [ ], 2015 [ ], 2015 [ ], 2015 [ ], 2015 [ ], 2015

Except as otherwise specifically provided herein, there shall be no proportionate or partial vesting in the periods prior to each Vesting Date, and all vesting shall occur only on the appropriate Vesting Date. Upon the termination of the Optionee’s continuous service with the Company or a Related Company, any unvested portion of the Option shall terminate and be null and void.

4.           Method of Exercise.  The vested portion of this Option shall be exercisable in whole or in part in accordance with the exercise schedule set forth in Section 3 hereof by written notice which shall state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised, and such other representations and agreements as to the holder’s investment intent with respect to such Shares as may be required by the Company pursuant to the provisions of the Plan.  Such written notice shall be signed by the Optionee and shall be delivered in person or by certified mail to the Secretary of the Company.  The written notice shall be accompanied by payment of the Exercise Price.  This Option shall be deemed to be exercised after both (a) receipt by the Company of such written notice accompanied by the Exercise Price and (b) arrangements that are satisfactory to the Plan Administrator in its sole discretion have been made for Optionee’s payment to the Company of the amount, if any, that is necessary to be withheld in accordance with applicable Federal or state withholding requirements.  No Shares shall be issued pursuant to the Option unless and until such issuance and such exercise shall comply with all relevant provisions of applicable law, including the requirements of any stock exchange upon which the Shares then may be traded.

5.           Method of Payment.  Payment of the Exercise Price shall be by any of the following, or a combination thereof, at the election of the Optionee:  (a) cash; (b) check; (c) pursuant to a “cashless exercise” procedure, by delivery of a properly executed exercise notice together with such other documentation, and subject to such guidelines, as the Plan Administrator shall require to effect an exercise of the Option and delivery to the Company by a licensed broker acceptable to the Company of proceeds from the sale of Shares sufficient to pay the Exercise Price and any applicable income or employment taxes, or (d) such other consideration or in such other manner as may be determined by the Plan Administrator in its absolute discretion.

6.           Termination of Option.

(a)           General.  Any unexercised portion of the Option shall automatically and without notice terminate and become null and void at the time of the earliest to occur of the following:

(i)           unless the Plan Administrator otherwise determines in writing in its sole discretion, three years after the date on which the Optionee’s continuous service with the Company or a Related Company is terminated other than by reason of by the Company or a Related Company for Cause;

(ii)           immediately upon the termination of the Optionee’s continuous service with the Company or a Related Company by the Company or a Related Company for Cause; or

(iii)           the tenth anniversary of the date as of which the Option is granted.

7.           Transferability.  Unless otherwise determined by the Plan Administrator, the Option granted hereby is not transferable otherwise than by will or under the applicable laws of descent and distribution, and during the lifetime of the Optionee the Option shall be exercisable only by the Optionee, or the Optionee’s guardian or legal representative. In addition, the Option shall not be assigned, negotiated, pledged or hypothecated in any way (whether by operation of law or otherwise), and the Option shall not be subject to execution, attachment or similar process. Upon any attempt to transfer, assign, negotiate, pledge or hypothecate the Option, or in the event of any levy upon the Option by reason of any execution, attachment or similar process contrary to the provisions hereof, the Option shall immediately become null and void.  The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

8.           No Rights of Stockholders.  Neither the Optionee nor any personal representative (or beneficiary) shall be, or shall have any of the rights and privileges of, a stockholder of the Company with respect to any Shares purchasable or issuable upon the exercise of the Option, in whole or in part, prior to the date on which the Shares are issued.
9.           Acceleration of Exercisability of Option.

(a)           Acceleration Upon Certain Terminations.  This Option shall become immediately fully exercisable in the event that, prior to the termination of the Option pursuant to Section 6 hereof, the Optionee’s employment is terminated by the Company without Cause (other than due to the Optionee’s death or Disability).

(b)           Acceleration Upon a Company Transaction.  This Option shall become immediately fully exercisable in the event that, prior to the termination of the Option pursuant to Section 6 hereof, and during the Optionee's continuous service with the Company or a Related Company, there is a “Company Transaction,” as defined in the Plan.

10.           No Right to Continued Employment.  Neither the Option nor this Agreement shall confer upon the Optionee any right to continued employment or service with the Company.

11.           Law Governing.  This Agreement shall be governed in accordance with and governed by the internal laws of the State of Washington.

12.           Interpretation / Provisions of Plan Control. This Agreement is subject to all the terms, conditions and provisions of the Plan, including, without limitation, the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan adopted by the Plan Administrator as may be in effect from time to time. If and to the extent that this Agreement conflicts or is inconsistent with the terms, conditions and provisions of the Plan, the Plan shall control, and this Agreement shall be deemed to be modified accordingly. The Optionee accepts the Option subject to all of the terms and provisions of the Plan and this Agreement.  The undersigned Optionee hereby accepts as binding, conclusive and final all decisions or interpretations of the Plan Administrator upon any questions arising under the Plan and this Agreement, unless shown to have been made in an arbitrary and capricious manner.

13.           Notices.  Any notice under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or when deposited in the United States mail, registered, postage prepaid, and addressed, in the case of the Company, to Cocrystal Pharma, Inc., 19805 N. Creek Parkway, Bothell, WA  98011, Attention: Gary Wilcox, or if the Company should move its principal office, to such principal office, and, in the case of the Optionee, to the Optionee’s last permanent address as shown on the Company’s records, subject to the right of either party to designate some other address at any time hereafter in a notice satisfying the requirements of this Section.

14.           Section 409A.

(a)           It is intended that the Option awarded pursuant to this Agreement be exempt from Section 409A of the Code (“Section 409A”) because it is believed that (i) the Exercise Price may never be less than the Fair Market Value of a Share on the Date of Grant and the number of shares subject to the Option is fixed on the original Date of Grant, (ii) the transfer or exercise of the Option is subject to taxation under Section 83 of the Code and Treas. Reg. 1.83-7, and (iii) the Option does not include any feature for the deferral of compensation other than the deferral of recognition of income until the exercise of the Option.  The provisions of this Agreement shall be interpreted in a manner consistent with this intention, and the provisions of this Agreement may not be amended, adjusted, assumed or substituted for, converted or otherwise modified without the Optionee’s prior written consent if and to the extent that such amendment, adjustment, assumption or substitution, conversion or modification would cause the award to violate the requirements of Section 409A.  In the event that either the Company or the Optionee believes, at any time, that any benefit or right under this Agreement is subject to Section 409A, then the Plan Administrator may (acting alone and without any required consent of the Optionee) amend this Agreement in such manner as the Plan Administrator deems necessary or appropriate to be exempt from or otherwise comply with the requirements of Section 409A (including without limitation, amending the Agreement to increase the Exercise Price to such amount as may be required in order for the Option to be exempt from Section 409A).

(b)           Notwithstanding the foregoing, the Company does not make any representation to the Optionee that the Option awarded pursuant to this Agreement is exempt from, or satisfies, the requirements of Section 409A, and the Company shall have no liability or other obligation to indemnify or hold harmless the Optionee or any Beneficiary for any tax, additional tax, interest or penalties that the Optionee or any Beneficiary may incur in the event that any provision of this Agreement, or any amendment or modification thereof or any other action taken with respect thereto, is deemed to violate any of the requirements of Section 409A.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the [      ] day of  [                           ], 2015.

COMPANY:
CoCrystal Discovery, Inc.

By:
[                        ]

The Optionee acknowledges receipt of a copy of the Plan and represents that he or she has reviewed the provisions of the Plan and this Option Agreement in their entirety, is familiar with and understands their terms and provisions, and hereby accepts this Option subject to all of the terms and provisions of the Plan and the Option Agreement.  The Optionee further represents that he or she has had an opportunity to obtain the advice of counsel prior to executing this Option Agreement.

Dated:                                                                OPTIONEE:

By:
Jeffrey Meckler

EXHIBIT B
FORM OF RELEASE

GENERAL RELEASE OF CLAIMS

1.           Jeff Meckler (“Executive”), for himself and his family, heirs, executors, administrators, legal representatives and their respective successors and assigns, in exchange for the consideration received pursuant to Section 6 (other than the Accrued Obligations) of the Employment Agreement to which this release is attached as Exhibit A (the “Employment Agreement”), does hereby release and forever discharge CoCrystal Pharma, Inc. (the “Company”), its subsidiaries, affiliated companies, successors and assigns, and its current or former directors, officers, employees, shareholders or agents in such capacities (collectively with the Company, the “Released Parties”) from any and all actions, causes of action, suits, controversies, claims and demands whatsoever, for or by reason of any matter, cause or thing whatsoever, whether known or unknown including, but not limited to, all claims under any applicable laws arising under or in connection with Executive’s employment or termination thereof, whether for tort, breach of express or implied employment contract, wrongful discharge, intentional infliction of emotional distress, or defamation or injuries incurred on the job or incurred as a result of loss of employment.  Executive acknowledges that the Company encouraged him to consult with an attorney of his choosing, and through this General Release of Claims encourages him to consult with his attorney with respect to possible claims under the Age Discrimination in Employment Act (“ADEA”) and that he understands that the ADEA is a Federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefits and benefit plans.  Without limiting the generality of the release provided above, Executive expressly waives any and all claims under ADEA that he may have as of the date hereof.  Executive further understands that by signing this General Release of Claims he is in fact waiving, releasing and forever giving up any claim under the ADEA as well as all other laws within the scope of this paragraph 1 that may have existed on or prior to the date hereof.  Notwithstanding anything in this paragraph 1 to the contrary, this General Release of Claims shall not apply to (i) any rights to receive any payments or benefits pursuant to Section 6 of the Employment Agreement, (ii) any rights or claims that may arise as a result of events occurring after the date this General Release of Claims is executed, (iii) any indemnification rights Executive may have as a former officer or director of the Company or its subsidiaries or affiliated companies, (iv) any claims for benefits under any directors’ and officers’ liability policy maintained by the Company or its subsidiaries or affiliated companies in accordance with the terms of such policy, and (v) any rights as a holder of equity securities of the Company.

2.           Executive represents that he has not filed against the Released Parties any complaints, charges, or lawsuits arising out of his employment, or any other matter arising on or prior to the date of this General Release of Claims, and covenants and agrees that he will never individually or with any person file, or commence the filing of, any charges, lawsuits, complaints or proceedings with any governmental agency, or against the Released Parties with respect to any of the matters released by Executive pursuant to paragraph 1 hereof (a “Proceeding”); provided, however, Executive shall not have relinquished his right to commence a Proceeding to challenge whether Executive knowingly and voluntarily waived his rights under ADEA.

3.           Executive hereby acknowledges that the Company has informed him that he has up to twenty-one (21) days to sign this General Release of Claims and he may knowingly and voluntarily waive that twenty-one (21) day period by signing this General Release of Claims earlier.  Executive also understands that he shall have seven (7) days following the date on which he signs this General Release of Claims within which to revoke it by providing a written notice of his revocation to the Company.

4.           Executive acknowledges that this General Release of Claims will be governed by and construed and enforced in accordance with the internal laws of the State of Delaware applicable to contracts made and to be performed entirely within such State.

5.           Executive acknowledges that he has read this General Release of Claims, that he has been advised that he should consult with an attorney before he executes this general release of claims, and that he understands all of its terms and executes it voluntarily and with full knowledge of its significance and the consequences thereof.

6.           This General Release of Claims shall take effect on the eighth day following Executive’s execution of this General Release of Claims unless Executive’s written revocation is delivered to the Company within seven (7) days after such execution.[date, signature]

Cocrystal Pharma, Inc.
19805 North Creek Parkway
Bothell, WA 98011

March 17, 2015

Jeffrey Meckler
Via email

RE:           Amendment of Employment Agreement, dated as of March 13, 2015

Dear Mr. Meckler:

This letter agreement amends that certain Employment Agreement between Cocrystal Pharma, Inc. (the “Company”) and yourself, dated as of March 13, 2015. In accordance with our mutual agreement, the Employment Agreement is hereby amended as follows:

Section 1(h) shall be deleted in its entirety and replaced with the following language:

(h)           “Commencement Date” means the date immediately subsequent to the date of filing of the Company’s Annual Report on Form 10-K with the Securities and Exchange Commission.

Section 5(d) shall be deleted in its entirety and replaced with the following language:

(d)           Stock Options. Effective as of March 23, 2015, the Company shall grant to the Executive options to purchase up to 1.75 million shares of the Company’s Common Stock, at an exercise price of per share equal to the fair market value of such Common Stock, as determined by the Board, at the time of grant (the “Stock Options”), subject to the terms and conditions set forth in the Stock Option Agreement attached as Exhibit A hereto and made a part hereof, and the provisions of the Stock Option Plan.  The Stock Options shall vest in six approximately equal monthly installments, with the first vesting date being April 23, 2015, subject to Executive’s continued employment through the applicable vesting date and acceleration of vesting upon termination of the Term of Employment hereunder as provided in Section 6 hereof.

In all other respects, the Employment Agreement is hereby affirmed.

Sincerely yours,

/s/ Gary Wilcox

Gary Wilcox, Chief Executive Officer

AGREED:

/s/ Jeffrey Meckler
Jeffrey Meckler